                                                                 EXHIBIT 12(a)

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                                      Fiscal Year Ended(1)
                                               --------------------------------------------------------------------  For the nine
                                               December 31,  December 31,  December 31,  December 31,  December 31,  months ended
                                                   1991          1992          1993          1994          1995      Sep. 30, 1996
                                               ------------  ------------  ------------  ------------  ------------  -------------
PRE-TAX INCOME FROM CONTINUING OPERATIONS        $   388       $ 3,622       $ 3,866       $14,249       $15,138       $10,586
Undistributed income recognized with respect
  to investments in less than fifty-percent
  investees accounted for using the equity
  method of accounting                               (21)           --            --            --            (6)           --
Losses recognized with respect to investments
  in less than fifty-percent investees
  accounted for using the equity method
  of accounting                                      113            52           188            86            16            57
                                                 -------       -------       -------       -------       -------       -------
                                                     480         3,674         4,054        14,335        15,148        10,643
                                                 -------       -------       -------       -------       -------       -------
Fixed charges:
  Interest expense, including amortization
    of deferred costs and capitalized interest    13,123        12,193        11,155         7,145        12,666        12,905
  Dividends on preferred stock                                                                             2,133         4,114
  Ground rent                                         28            28            28            30            34            25
  Rent expense                                        41            49            44           133           113            79
  Proportionate share of fixed charges of
    equity investees accounted for using
    the equity method of accounting                  500           493           608           201           177           131
                                                 -------       -------       -------       -------       -------       -------
        Total fixed charges                       13,692        12,763        11,835         7,509        15,123        17,254
                                                 -------       -------       -------       -------       -------       -------
Capitalized interest during the period               (13)           --            --           (28)         (386)         (760)
Amortization of capitalized interest
  during the period                                   12            13            13            13            13            17
                                                 -------       -------       -------       -------       -------       -------
Earnings before income taxes and fixed charges   $14,171       $16,450       $15,902       $21,829       $29,898       $27,154
                                                 =======       =======       =======       =======       =======       =======

RATIO OF EARNINGS TO FIXED CHARGES                  1.03          1.29          1.34          2.91          1.98          1.57
                                                 =======       =======       =======       =======       =======       =======

Fixed charges in excess of earnings              $    --       $    --       $    --       $    --       $    --       $    --
                                                 =======       =======       =======       =======       =======       =======

(1) The ratio of earnings to fixed charges includes results of operations of AEG for the fiscal years ended December 31, 1991, 1992 and 1993.